Exhibit 10.5

KENNAMETAL INC.
CASH SETTLED SHARE-BASED AWARD FOR CHINA-BASED EMPLOYEES
Grant Date: ____________________
Kennametal Inc. (the “Company”) hereby grants to «name» (the “Awardee”), as of the Grant Date listed above, this Cash Settled Share-Based Award (the “Award”) for «number of stock units» Stock Units, subject to the terms and conditions of the Kennametal Inc. 2016 Stock and Incentive Plan (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.
1.Notwithstanding any provisions of the Plan, each Stock Unit represents the right to receive a cash payment from the Company (or an Affiliate or Subsidiary thereof, as applicable) equal to the Fair Market Value of one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the Forfeiture Restrictions (defined below). Notwithstanding, Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purpose of calculating the number of Shares to be used in determining the amount of the cash payment, if any, to be made under the Award.
2.The prohibition against transfer and the obligation to forfeit and surrender the Stock Units to the Company are herein referred to as “Forfeiture Restrictions.” The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of, except as described in the Plan, to the extent then subject to the Forfeiture Restrictions. The Forfeiture Restrictions will be binding upon, and enforceable against, any permitted transferee of the Stock Units.
3.Provided that the Awardee does not Separate from Service and maintains Continuous Status as an Employee from the Grant Date through the lapse date, the Forfeiture Restrictions will lapse as follows: (a) on the first anniversary of the Grant Date, one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; (b) on the second anniversary of the Grant Date, an additional one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units; and (c) on the third anniversary of the Grant Date, the remaining one-third (1/3) of the Stock Units will vest and the Forfeiture Restrictions will lapse as to those Stock Units.
4.The Awardee shall have only the Company's unfunded, unsecured promise to pay pursuant to the terms of this Award. The rights of the Awardee hereunder shall be that of an unsecured general creditor of the Company, and the Awardee shall not have any security interest in any assets of the Company (or an Affiliate or Subsidiary thereof). The Awardee shall not have any rights of ownership in the Shares subject to the Stock Units, including, but not limited to, the right to vote such Shares.
5.The Stock Units, to the extent then subject to the Forfeiture Restrictions, will be forfeited to the Company upon Separation from Service for any reason other than death, Disability, Retirement (including Early Retirement), or involuntary termination by the Company without cause or voluntary termination by the Awardee for Good Reason (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period following a Change in Control (a "Change in Control Separation"). In the event that the Awardee Separates from Service as a result of death, Disability, Retirement (including Early Retirement) or a Change in Control Separation, the vesting and/or forfeiture of the Stock Units shall be determined as provided in the Plan.
6.Except as otherwise provided herein, a cash payment equal to the Fair Market Value of the Shares underlying Stock Units which are no longer subject to Forfeiture Restrictions shall be made to the Awardee on the lapse date (or as soon as reasonably practicable thereafter but in no event later than the 15th day of the third month following such date), subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes. Notwithstanding the foregoing or any provisions of this Award or the Plan to the contrary, for a U.S. participant who is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) upon Separation from Service due to Retirement (including Early Retirement), Disability or a Change in Control Separation, the cash payment will be delayed and delivered on the first day following the six (6) month anniversary of the Awardee’s Separation from Service (or upon earlier death) if and to the extent such payments would constitute or be considered as deferred compensation under Code Section 409A, subject to the Awardee’s satisfaction of all applicable income and employment withholding taxes. For the avoidance of doubt, in the People’s Republic of China, the Company, per se, will not make such cash payment to the Awardee, instead, the Chinese local subsidiary of the Company will, using its own RMB funds, make such cash payment in RMB equal to the Fair Market Value at the current foreign exchange rate to the Awardee.

7.This Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.
8.Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Stock Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company.
9.    All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.
By:     Michelle R. Keating
Title:     Vice President, Secretary and Interim General Counsel